:----------:                                       :---------------------------:
:  FORM 4  :                                       :     OMB APPROVAL          :
:----------:                                       :---------------------------:
                                                   :OMB NUMBER       3235-0287 :
                                                   :EXPIRES:    APRIL 30, 1997 :
                                                   :ESTIMATED AVERAGE BURDEN   :
                                                   :HOURS PER RESPONSE.... 0.5 :
                                                   :---------------------------:

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

|_| CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4
    OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(B).

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1. Name and Address of Reporting Person

    Davids                     Robert                         E.
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   (Last)                     (First)                       (Middle)

                            c/o Radica Games Limited
                      Suite R, 6F., 2-12 Au Pui Wan Street
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                                    (Street)

    Fo Tan                    Hong Kong
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   (City)                     (State)                       (Zip)
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2. Issuer Name and Ticker or Trading Symbol

                         Radica Games Limited - RADAF**
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

                                      11/97
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer (Check all applicable)

   __X__ Director                       __X__ 10% Owner
   __X__ Officer (give title below)     _____ Other (Specify below)

                             Chief Executive Officer
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TABLE I-NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1.Title of Security    2.Trans-     3.Trans-       4.Securities Acquired (A)     5.Amount of         6.Ownership     7.Nature of
  (Instr. 3)             action       action         or Disposed of (D)            Securities Bene-    Form: Direct    Indirect
                         Date         Code           (Instr. 3, 4 and 5)           ficially Owned      (D) or          Beneficial
                         (Month/      (Instr. 8)     ------------------------      at End of           Indirect (I)    Ownership
                          Day/      ------------     Amount   (A) or  Price        Month (Instr.       (Instr. 4)      (Instr. 4)
                          Year)<F1> Code      V               (D)                  3 and 4)
-------------------    ---------    ------------     ------------------------    ------------------  --------------  ---------------
Common Stock, $.01
par value              6/11-6/12     S              207,000    D      $4.88         3,463,800           D
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                       6/27-7/3      S              309,200    D       5.97
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                       9/10-9/16     S               42,500    D      10.94-11.31
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                       9/19          S              800,000    D      10.12
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                       9/24          S               75,000    D      11.19
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                       9/30          S               45,000    D      10.94
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                       10/2-10/3     S              145,500    D      10.69-10.94
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                       10/9          S               92,000    D      10.69-10.75
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                     (Print or Type Responses)


<F1>   All dates 1997.

** This Form is filed voluntarily. As a foreign private issuer, Radica is exempted from Section 16 of the Exchange Act by Rule 3a12-3.


                                                                 SEC 1474 (3/91)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.   Title of Derivative Security (Instr. 3)


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2.   Conversion or Exercise Price of Derivative Security


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3.   Transaction Date (Month/Date/Year)


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4.   Transaction Code (Instr. 8)
           Code                          V
     ------------------            ------------

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5.   Number of Derivative Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4, and 5)
            (A)                          (D)
     ------------------            ------------

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6.   Date Exercisable and Expiration Date (Month/Day/Year)
          Date Exercisable              Expiration Date
     ------------------------      ------------------------

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7.   Title and Amount of Underlying Securities (Instr. 3 and 4)
           Title                   Amount or Number of Shares
     ------------------            --------------------------

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8.   Price of Derivative Security (Instr. 5)


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9.   Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)


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10.  Ownership Form of Derivative Security: Direct (D) or Indirect (I)
     (Instr. 4)


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11.  Nature of Indirect Beneficial Ownership (Instr. 4)


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Explanation of Responses:


                             /s/ Robert E. Davids                    11/19/97
                      ---------------------------------------    ---------------
                       **Signature of Reporting Person                Date
                                 Robert E. Davids

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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                                                                 SEC 1474 (3/91)